EXHIBIT 7

IRREVOCABLE PROXY COUPLED WITH INTEREST

The undersigned stockholder of Equity One, Inc., a Maryland corporation (the “Corporation”), hereby irrevocably designates and appoints Liberty International Financial Services Limited (“Grantee”) as the undersigned’s proxy, with full power of substitution, to represent it at all annual and special meetings of the stockholders (and in every written consent in lieu of such meetings) of the Corporation with respect to all shares of the Corporation’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), held by the undersigned, and the undersigned hereby authorizes and empowers Grantee (or its designee), to vote any and all shares of Class A Common Stock owned by the undersigned or standing in its name, and do all things which the undersigned might do if acting itself, until such proxy terminates in accordance with its terms.  Notwithstanding the foregoing, Grantee shall not be entitled to vote contrary to the LIH Voting Obligation (as defined in the Equityholders Agreement, dated May 23, 2010, by and among the Corporation, Capital Shopping Centres Group PLC, Liberty International Holdings Limited, Gazit-Globe, Ltd., MGN (USA) Inc., Gazit (1995), Inc., MGN America, LLC, Silver Maple (2001), Inc. and Ficus, Inc. (the “Equityholders Agreement”)) for such period as the LIH Voting Obligation is in effect pursuant to the Equityholders Agreement.

This proxy is an irrevocable proxy coupled with an interest.  This proxy is granted in accordance with the laws of the State of Maryland and, to the extent permitted by law, this proxy shall continue in full force and effect until the earlier of the following dates, whereupon it will automatically terminate: (i) the date that the undersigned ceases to own any equity of the Corporation or (ii) the date the LIH Voting Obligation terminates in accordance with Section 7.1 of the Equityholders Agreement.

In the event that any provision of this proxy becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this proxy shall continue in full force and effect without said provision to the extent the intent of the undersigned and Grantee is effected.  In such event, the undersigned shall, to the extent requested by Grantee, enter into such legal, valid and enforceable substitute provision as most nearly effects the intent of such parties in entering into this proxy.

This proxy may not be amended or otherwise modified without the prior written consent of the undersigned and Grantee.

Dated:  June 29, 2011

CSC VENTURES LIMITED

By:	/s/ David Fischel
Name:	David Fischel
Title:	Director